Delisting Determination, The Nasdaq Stock Market, LLC, September 6, 2024. Capitalworks Emerging Markets Acquisition Corp.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the securities of Capitalworks Emerging Markets Acquisition Corp., effective at the opening of the trading session on September 16, 2024.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5450(a)(2).
The Company was notified of the Staff determination on April 18, 2024.
On April 25, 2024, the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings Panel (Panel) pursuant to Listing Rule 5815.
On June 10, 2024, upon review of the information provided by the Company, the Panel determined to deny the Company request to remain listed in the Exchange and determined to delist the Company.
The Company securities were suspended on June 12, 2024.
The Company did not appeal the delist decision to the Nasdaq Listing and Hearing Review Council (Council) and the Council did not call the matter for review. The Staff determination to delist the Company became final on July 25, 2024.